Exhibit 10.7

CONSULTING AGREEMENT

This Consulting Agreement (herein referred to as “Agreement”) is made and entered into on December 26, 2023, effective as of January 1, 2024 (the “Effective Date”), by and between Monopar Therapeutics Inc. (herein referred to as “Monopar”), a Delaware corporation, located at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091, and pRx Consulting, LLC (herein referred to as pRx), a Delaware corporation located at #(each herein referred to as “Party” and collectively as “Parties”).

RECITALS

WHEREAS, pRx specializes in the field of clinical development, including but not limited to clinical trial design, statistical modeling, clinical operations, regulatory strategy, investor due diligence, and the duties of a Chief Medical Officer.

WHEREAS, Monopar desires to contract with pRx to provide certain consultation services as requested by Monopar, and pRx wishes to provide such services to Monopar, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

1.	Consulting Arrangement. pRx agrees to perform consulting services as described herein upon the terms and conditions herein set forth.

2.

Term of Agreement. Subject to the provision for early termination set forth below and in Section 5 of this Agreement, this Agreement shall commence as of the Effective Date and shall continue for a period of twelve (12) months from the Effective Date (the “Term”). Either Party may terminate this Agreement without cause with 10-days’ prior written notice.

3.	Duties of pRx.

3.1

Specific Duties. pRx shall provide consulting services to Monopar, such duties to include the general duties of a Chief Medical Officer, clinical trial design, statistical modeling, clinical operations oversight, regulatory strategy, and investor due diligence, and Dr. Rioux shall remain director of Monopar’s French subsidiary with such other specific requirements as Monopar may specify from time to time during the Term (herein referred to as the “Services”).

3.2

pRx’s Obligations. The president of pRx, Dr. Patrice Rioux, shall spend on the average over the course of the Term one (1.0) work day per week working on Monopar matters, be diligent in the performance of Services, and be professional in its commitment to meeting its obligations hereunder. pRx represents and warrants that pRx is not party to any other existing agreement, which any of them would prevent pRx from entering into this Agreement or which would adversely affect this Agreement. pRx shall not perform Services for any other individuals or entities in direct competition with Monopar, except as provided for by mutual written agreement of the Parties. pRx shall not perform services for any party which would require or facilitate the unauthorized disclosure of any confidential or proprietary information of Monopar.

3.3	Reporting. pRx will report to and liaise with Chandler Robinson, MD, and/or any other assigned Monopar employee or consultant as may be designated in writing by Monopar.

3.4	Compensation. Monopar shall pay pRx as follows:

a. Two thousand dollars ($2,000) per month payable within thirty (30) days of the end of each month.

b. Upon Board approval, Dr. P. Rioux, president of pRx Consulting, LLC shall be granted stock options to purchase up to 10,000 shares of Monopar’s common stock. The exercise price shall be based upon the closing price of our Common Stock on Nasdaq the later of:

(1) the day of Board approval; or (2) the effective date of this Agreement. Such stock option shall vest pro-rata monthly over 12 months from the effective date of this Agreement, which is January 1, 2024. Such vesting shall terminate upon the termination of this Agreement. The number of shares, the exercise price thereof and the rights granted under this Agreement are subject to adjustment and modification as provided in the Monopar Therapeutics Inc. 2016 Stock Incentive Plan.

c. pRx shall not be reimbursed, and is responsible for the facilities and equipment necessary to perform Services required under this Agreement.

4.

Reimbursement of Other Expenses. So long as Monopar’s prior approval has been obtained, Monopar shall promptly reimburse pRx for all direct expenses incurred in providing the Services to Monopar pursuant to this Agreement, including travel, meals and lodging. The invoice submitted by pRx pursuant to this Section 4 shall also include a detail of all reimbursable expenses incurred during the period covered by such invoice.

5.

Termination of Agreement - Failure to perform. In the event that pRx ceases to perform the Services or breaches its obligations as required hereunder for any reason, Monopar shall have the right to immediately terminate this Agreement upon notice to pRx and to enforce such other rights and remedies as it may have as a result of said breach.

6.

Certain Liabilities. It is understood and agreed that pRx shall be acting as an independent contractor and not as an agent or employee of, or partner, joint venturer or in any other relationship with Monopar. pRx will be solely responsible for all insurance, employment taxes, FICA taxes and all obligations to governments or other organizations for it and its employees arising out of this consulting assignment. pRx acknowledges that no income, social security or other taxes shall be withheld or accrued by Monopar for pRx’s or its employees’ benefit. pRx assumes all risks and hazards encountered in the performance of duties by it or its employees under this Agreement. Unless Monopar has provided prior written approval, pRx shall not use any sub-contractors to perform pRx’s obligations hereunder. pRx shall be solely responsible for any and all injuries, including death, to all persons and any and all loss or damage to property, which may result from performance under this Agreement.

7.

Indemnities. pRx hereby agrees to indemnify Monopar and hold Monopar harmless from and against all claims (whether asserted by a person, firm, entity or governmental unit or otherwise), liabilities, losses, damages, expenses, charges and fees which Monopar may sustain or incur arising out of or attributable to any breach, gross negligence or willful misconduct by pRx or its employees or contractors, as applicable, in the performance under this Agreement. Monopar hereby agrees to indemnify pRx and hold pRx harmless from and against all liabilities, losses, damages, expenses, charges and fees which pRx may sustain or incur by reason of any claim which may be asserted against pRx by any person, firm, corporation or governmental unit and which may arise out of or be attributable to any gross negligence or willful misconduct by Monopar or its employees or contractors, as applicable, in the performance of this Agreement.

8.

Warranties. The Services shall be performed in a professional manner, consistent with industry standards. In performing the Services, neither pRx nor any of its employees shall make any unauthorized use of any confidential or proprietary information of any other party or infringe the intellectual property rights of any other party.

9.

Arbitration. Any controversy or claim between Monopar and pRx arising out of or relating to this Agreement, or the breach thereof, shall be submitted to arbitration in accordance with the rules of the American Arbitration Association. The site of the arbitration shall be Chicago, IL, and except as provided herein the arbitration shall be conducted in accordance with the Rules of the American Arbitration Association prevailing at the time the demand for arbitration is made hereunder. At least one member of the arbitration panel shall be an expert knowledgeable in the area of biopharmaceutical clinical development. Judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction and shall be binding and final. The cost of arbitration shall be borne by the losing Party, as determined by the arbitrator(s).

10.

Confidential Information. pRx has executed a confidential disclosure agreement with Monopar on September 29, 2021. pRx hereby represents and warrants that the obligations thereunder shall be binding upon it and its employees, and that it shall obtain written commitments from such employees thereto.

11.

Inventions. pRx agrees that all ideas, developments, suggestions and inventions which an employee or other parties contracted conceive or reduce to practice arising out of or during the course of performance under this Agreement shall be the exclusive property of Monopar and shall be promptly communicated and assigned to Monopar. pRx shall require any employees of or other parties contracted by pRx to disclose the same to pRx and to be bound by the provisions of this paragraph. During the period of this Agreement and thereafter at any reasonable time when called upon to do so by Monopar, pRx shall require any employees of or other parties contracted by pRx to execute patent applications, assignments to Monopar (or any designee of Monopar) and other papers and to perform acts which Monopar believes necessary to secure to Monopar full protection and ownership of the rights in and to the services performed by pRx and/or for the preparation, filing and prosecution of applications for patents or inventions made by any employees of or other parties contracted by pRx hereunder. The decision to file patent applications on inventions made by any employees of or other parties contracted by pRx shall be made by Monopar and shall be for such countries as Monopar shall elect. Monopar agrees to bear all the expense in connection with the preparation, filing and prosecution of applications for patents and for all matters provided in this paragraph requiring the time and/or assistance of pRx as to such inventions.

12.	Miscellaneous.

12.1

Notice. Any notices to be given hereunder by either Party to the other may be effectuated, in writing, by personal delivery or by mail, registered or certified, postage prepaid, with return receipt requested, or by electronic mail. Mailed notices shall be addressed to the Parties at the following addresses:

If to Monopar:          Monopar Therapeutics Inc.

                                 1000 Skokie Blvd., Suite 350

                                 Wilmette, IL 60091

                                 Attention: Chandler Robinson, MD MBA MSc

                                 Email: #

If to pRx:                 pRx Consulting, LLC

                                #

                                Attention: Patrice Rioux, MD, PhD

                                Email: #

or at such other addresses as either Monopar or pRx may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fourth day after the date so mailed. If sent by electronic mail, such notice will be deemed given upon confirmation of receipt by recipient.

12.2	Waiver of Breach. The waiver by either Party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by either Party.

12.3

Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed modified to the extent necessary to make it valid or enforceable, or if it cannot be so modified, then severed, and the remainder of the Agreement shall continue in full force and effect as if the Agreement had been signed with the invalid portion so modified or severed.

12.4

Choice of Law. This Agreement has been made and entered into in the State of Illinois, and the laws of such state, excluding its choice of law rules, shall govern the validity and interpretation of this Agreement and the performance due hereunder. The losing party in any dispute hereunder shall pay the attorneys' fees and disbursements of the prevailing party.

12.5

Integration. The drafting, execution and delivery of this Agreement by the Parties have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof unless expressly referred to herein.

12.6	Modification. This Agreement may not be modified unless such is in writing and signed by both Parties to this Agreement.

12.7

Assignment. pRx shall not be permitted to assign this Agreement to any other person or entity without the prior written consent of Monopar. pRx hereby agrees that Monopar shall be permitted to assign this Agreement to any affiliate of Monopar. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

12.8

Survival. The provisions of Sections 7, 8, 9, 10, and 11 shall survive expiration or termination of this Agreement for any reason. Expiration or termination of this Agreement shall not affect Monopar's obligations to pay any amounts that may then be due to pRx.

IN WI1NESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

ACCEPTED AND AGREED TO:

PRx Consulting, LLC	Monopar Therapeutics Inc.

/s/ Patrice P. Rioux	/s/ Chandler D. Robinson
By: Patrice P. Rioux	By: Chandler Robinson
Its: President	Its: Chief Executive Officer